Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-131647) pertaining to the Tronox Incorporated 2005 Long Term Incentive Plan of our reports dated March 15, 2007, with respect to the consolidated and combined financial statements and schedule of Tronox Incorporated, Tronox Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tronox Incorporated, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma
March 15, 2007